Exhibit 99.1

Contacts:

Investor Inquiries	Media Inquiries
Janice Kelliher	Garrett Mann
Chief Financial Officer	Director of Marketing
TechTarget	TechTarget
617-431-9449	617-431-9371
jkelliher@techtarget.com	gmann@techtarget.com

TechTarget Announces Pricing of Offering of Common Stock by Selling Stockholders

Newton, MA – May 21, 2014 – TechTarget, Inc. (NASDAQ: TTGT) today announced the pricing of the previously announced underwritten public offering of 5,000,000 shares of its common stock on behalf of entities affiliated with Technology Crossover Ventures and Polaris Venture Partners (collectively, the “Selling Stockholders”) at $6.25 per share. The underwriters of the offering have been granted a 30-day option to purchase up to 750,000 additional shares from the Selling Stockholders. The Selling Stockholders will receive all the proceeds from the underwritten offering; no shares in the underwritten offering are being sold by TechTarget or any of its officers or directors. The offering is expected to close on or about May 28, 2014.

Jefferies LLC is acting as the sole book-running manager for the offering. Needham & Company, LLC and Craig-Hallum Capital Group LLC are acting as co-managers.

The shares of common stock are being offered pursuant to a shelf registration statement (including a prospectus) that was filed with the Securities and Exchange Commission on May 4, 2012, and became effective on May 25, 2012, together with an accompanying prospectus supplement. Before you invest, you should read the prospectus in that shelf registration statement and the accompanying prospectus supplement. A copy of the prospectus and accompanying prospectus supplement related to this offering may be obtained by contacting: Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by calling (877) 547-6340, or by emailing Prospectus_Department@Jefferies.com. The documents may also be obtained for free from the SEC’s EDGAR database available online at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.